 Exhibit 24(b)(8.69)

First Amendment to the Selling and Services Agreement and Participation Agreement

     This First Amendment dated as of April 14, 2009 by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”)(collectively “ING”), and Hartford Investment Financial Services, LLC (“Distributor”) is made to the Selling and Services Agreement and Fund Participation Agreement dated as of September 2, 2008 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

     1. ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and IFA.

     2. Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.	Omnibus Account.

     The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

     3. Paragraphs 5 and 6 of the Agreement are hereby deleted in their entirety and replaced with the following:

5.	Servicing Fees:

     The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay to ING

Life or ING Institutional, as appropriate, a servicing fee, as specified in Schedule A (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. The parties agree that all or a portion of such servicing fee may be derived from a Fund’s 12b-1 plan, subject to the percentage limitations on “service fees” under the applicable rules of the Financial Industry Regulatory Authority. Distributor will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING Life or ING Institutional.

6. 12b-1 Fees.

     To compensate ING Financial for its distribution of Fund Shares or administrative services related to Fund Shares, Distributor shall make quarterly payments to ING Financial, as specified in Schedule A (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

4. The following is added as Section 16(c) to the Agreement:

(c) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

5. The following replaces Section 18(d) of the Agreement:

(d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Distributor:
Hartford Investment Financial Services, LLC
200 Hopmeadow Street
Simsbury, Connecticut 06070
Attention: Matthew Arciero, Investment Products Division
Tel: 860-843-4241
Fax: 860-297-8892

Any notice, demand or other communication given in a manner prescribed in this Subsection (d)
shall be deemed to have been delivered on receipt.

	6.	Schedule A to the Agreement is hereby deleted and replaced by Schedule A, attached hereto.

	7.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

     8. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

[Signatures appear on following page.]

ING LIFE INSURANCE AND		HARTFORD INVESTMENT FINANCIAL
ANNUITY COMPANY		SERVICES, LLC

By:	/s/ Lisa S. Gilarde	By:	/s/ Ken McCullum
Name:	Lisa S. Gilarde	Name:	Ken McCullum
Title:	Vice President	Title:	Senior Vice President

ING FINANCIAL ADVISERS, LLC		ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ David A. Kelsey	By:	/s/ Michelle Sheiowitz attorney in fact
Name:	David A. Kelsey	Name:	Michelle Sheiowitz
Title:	COO/VP	Title:	VP

SCHEDULE A Funds Covered by the Agreement
Funds Hartford Mutual Funds Inc. and each series thereof Hartford Mutual Funds II, Inc. and each series thereof	Class of Shares Y, R3, R4, R5 Y, R3, R4, R5

Fees Section I

(a) Class Y Share Fees: The Fees paid with respect to Class Y shares of a Fund shall be an Other Fee. The Other Fee shall be paid by HIFSCO out of its own resources and not as an expense to or out of the assets of the Funds. The Other Fee payable with respect to Class Y shares is paid as additional compensation for supplemental recordkeeping and/or administrative services to Participants. The Other Fee paid with respect to Class Y shares of a Fund is not paid pursuant to a 12b-1 Plan.

(b) Class R Share Fees: The Fees paid with respect to Class R shares of a Fund shall be a

Service Fee, an Administrative Fee and an Other Fee. The Administrative Fee shall be paid by Transfer Agent for recordkeeping and/or administrative Services (i.e., establishment and maintenance of Plan and Participant records related to Instructions and processing Instructions from Plan Representatives and/or Participants), transmission of reports and other written materials from the Funds to Plan Representatives and/or Participants and other related administrative Services. The Service Fee shall be paid by the pertinent Fund’s distributor or underwriter for distribution-related services related to activities primarily intended to result in selection by a Plan Representative of one or more Funds for inclusion as an option under a Plan or investment in one or more Funds by a Plan Representative or a Participant (e.g., marketing services). The Administrative Fee with respect to R shares of a Fund is not paid pursuant to a 12b-1 plan. The Service Fee may be paid in accordance with the Fund’s 12b-1 plan, if applicable. The parties agree that in the event that a broker-dealer of record is registered to an Account, the distribution related portion of the Service Fee shall be paid to such broker-dealer pursuant to a separate Selling Agreement and shall not be paid to the Plan Agent. Any Other Fees payable in respect of Class R shares for services provided by Plan Agent shall be paid by HIFSCO out of its own resources and not as an expense to or out of the assets of the Funds and may be paid as additional compensation for supplemental administrative services to Participants and/ or supplemental distribution-related services provided to Plans or Participants. Other Fees paid with respect to Class R shares of a Fund are not paid pursuant to a 12b-1 Plan. The parties agree that in the event a Fund’s 12b-1 plan is either modified or discontinued by a Fund, the Fund’s (or a Fund affiliate) obligation to pay any part of a Fee that is paid pursuant to a 12b-1 Plan will automatically terminate.

(c) The average aggregate amount invested through the Plan over a calendar quarter shall be computed by totaling daily balances during the quarter and dividing such total by the actual number of days in the quarter.

(d) Each Fee shall be calculated by multiplying the average daily net asset value of the Shares of each class of each Fund that are held on behalf of the Plans in an Account for which Plan Agent is providing Plan Services by the appropriate basis points as set forth below in this Exhibit A. The Plan Agent or its designee shall calculate the amount of each quarterly payment and shall deliver to the Transfer Agent a quarterly invoice showing the calculation of the amount payable to the Plan Agent. The Transfer Agent will make payment to the Plan Agent within thirty (30) days of receipt of the quarterly invoice.

(e) To the extent that any Fees have been paid pursuant to a 12b-1 Plan, HIFSCO shall provide to each Fund’s Board of Directors, and the directors shall review, at least quarterly, a written report of such Fees paid to Plan Agent pursuant to a 12b-1 Plan and the purposes for which such Fees were paid.

SCHEDULE A

Section II

The following chart shall be used to calculate Fees pursuant to Section I of this Schedule A with respect to each Fund and Share class:

Fund Name	Share Class	Total	Administrative	12b-1 Fee	Other Fee*
		Compensation	Service Fee	(Service Fee)

Hartford Mutual Funds, Inc.	R3	__ bps	__ bps	__bps	__ bps
Hartford Mutual Funds II, Inc.

Hartford Mutual Funds, Inc.	R4	__ bps	__ bps	__ bps	__ bps
Hartford Mutual Funds II, Inc.

Hartford Mutual Funds, Inc.	R5	__ bps	__ bps	__ bps	__ bps
Hartford Mutual Funds II, Inc.

Hartford Mutual Funds, Inc.	Y	__ bps	N/A	N/A	__ bps
Hartford Mutual Funds II, Inc.

* The Other Fee is not paid on The Hartford Target Retirement 2010 Fund, The Hartford Target Retirement 2015 Fund, The Hartford Target Retirement 2020 Fund, The Hartford Target Retirement 2025 Fund, The Hartford Target Retirement 2030 Fund, The Hartford Target Retirement 2035 Fund, The Hartford Target Retirement 2040 Fund, The Hartford Target Retirement 2045 Fund, and The Hartford Target Retirement 2050 Fund.

Please contact Hartford Dealer Support to ensure the quarterly invoice includes the appropriate level of detail. An example of an invoice is available upon request. Administrative and Other Fees must be invoiced and or accounted for separately.

Email Invoice To:

MutualFundsDealerSupport@HartfordLife.com

For Questions Contact: Dealer Support:
(888) 843-7824
Opt #2 • ext. 14130